Filed pursuant to Rule 433

Registration Statement No. 333-148982

The press release below was issued on June 18, 2008 and may be distributed in connection with Zion's current offering.

ZION OIL & GAS TO SPONSOR

CHRISTIANS UNITED FOR ISRAEL's (CUFI)

"NIGHT TO HONOR ISRAEL"

_____________________________

DALLAS, TX - June 18, 2008 - Zion Oil & Gas, Inc. (Amex: ZN) of Dallas, TX and Caesarea, Israel announced today that it will sponsor the "Night to Honor Israel" banquet at the Third Annual Washington-Israel Summit of Christians United for Israel (CUFI). The Summit will take place in Washington, D.C. during July 21-24 and the banquet on Tuesday evening, July 22. Pastor John Hagee, Senator Joseph Lieberman and Israel's Ambassador to the U.S., Sallai Meridor, are scheduled to speak at the banquet. It is expected that John Brown, Zion's Founder and Chairman, will be interviewed by Pastor John Hagee during the Summit and that the interview will be broadcast on the Daystar Television Network during the "Night to Honor Israel". In addition, CUFI will broadcast a video about Zion at the banquet's pre-event, and the banquet's proceedings will be telecast by live-feed over the Daystar Television network.

John Brown, Zion's Founder and Chairman, commented today, "Zion is proud to be a part of the CUFI Washington-Israel Summit and to support CUFI's educational and public policy work in support of Israel".

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Tel-Aviv and Haifa. It currently holds two petroleum exploration licenses, the Joseph and Asher-Menashe Licenses, between Netanya on the south and Haifa on the north covering a total of approximately 162,000 acres.

NOTICE: Zion Oil & Gas has filed a registration statement (including a prospectus) with the SEC for the offering of its securities. Before you invest, you should read the prospectus in that registration statement and other documents Zion has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888--891-9466). A direct link to the prospectus in PDF format may be found on the Zion Oil & Gas, Inc. website at http://www.zionoil.com/investor-center/investor-relations.html.

Contact:

Ashley Chatman
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
(1) 888-891-9466 (1-888-TX1-ZION)
(1) 214-221-4610
Email: dallas@zionoil.com